News Release Questar Corporation 333 South State Street P.O. Box 45433 Salt Lake City, UT 84145-0433
Exhibit 99.1

October 30, 2013
(N)
NYSE:STR
13-16

Contact:    Tony Ivins
Business:    (801) 324-5218
Media:        Chad Jones
Business:    (801) 324-5495

QUESTAR REPORTS THIRD-QUARTER 2013 EARNINGS
Wexpro completes Vermillion Basin acquisition
Questar Fueling opens two CNG fueling facilities, including the nation's largest
Questar recognizes impairment of Southern Trails eastern segment
SALT LAKE CITY - Questar Corporation (NYSE:STR) reported a net loss in the third quarter of 2013 of $19.2 million, or $0.11 per diluted share, including a noncash impairment charge for the eastern segment of Southern Trails Pipeline of $52.4 million after-tax, or $0.30 per diluted share. Excluding the impairment charge, third-quarter 2013 adjusted earnings were $33.2 million, or $0.19 per diluted share, compared to third-quarter 2012 net income of $33.8 million, or $0.19 per diluted share. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) for the quarter improved 3% to $112.6 million compared to $109.7 million in the year-ago period. The return on average common equity (ROE) was 14.9% for the 12 months ended September 30, 2013. Excluding the asset impairment charge, the 12-month trailing ROE was 19.4%, the same as a year ago.

NET INCOME (LOSS) BY SUBSIDIARY

	3 Months Ended September 30,
	2013	2012	Change
	(in millions, except earnings per share)
Questar Gas	$(9.0)	$(9.3)	$0.3	3%
Wexpro	27.5	26.4	1.1	4%
Questar Pipeline	14.5	17.1	(2.6)	(15%)
Corporate and other	0.2	(0.4)	0.6	NM
Adjusted earnings	33.2	33.8	(0.6)	(2%)
Asset impairment (a)	(52.4)	—	(52.4)	NM
Net income (loss)	$(19.2)	$33.8	$(53.0)	NM

Adjusted earnings per diluted share	$0.19	$0.19	$—	—%
Asset impairment	(0.30)	—	(0.30)	NM
Earnings (loss) per diluted share	$(0.11)	$0.19	$(0.30)	NM
Weighted-average diluted shares	175.5	176.5	(1.0)	(1%)

(a) Impairment of the eastern segment of Questar Pipeline's Southern Trails Pipeline.

ADJUSTED EBITDA BY SUBSIDIARY(a)

	3 Months Ended September 30,
	2013	2012	Change
	(in millions)
Questar Gas	$2.5	$2.1	$0.4	19%
Wexpro	62.2	61.3	0.9	1%
Questar Pipeline	43.5	44.7	(1.2)	(3%)
Corporate and other	4.4	1.6	2.8	175%
Total Adjusted EBITDA	$112.6	$109.7	$2.9	3%
(a) Management defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation, depletion and amortization, gains and losses from asset sales, abandonments and impairments, and other special items. See computations on the last page of the attached financial statements.

“I am pleased to report that Questar's adjusted quarterly and year-to-date earnings continue to be in line with our 2013 earnings guidance,” said Ronald W. Jibson, Questar chairman, president and CEO. “As is typical for the period, Questar Gas posted a seasonal quarterly net loss, though it was a 3% improvement over one year ago. Wexpro's net income rose 4% while Questar Pipeline's income, before the impairment charge, was down 15% compared to the third quarter of 2012. Adjusted EBITDA in the third quarter of 2013 grew 3% to nearly $113 million.”
“Regarding three key initiatives, in early September, Wexpro successfully completed its $106.7 million acquisition of an additional 42% working interest in the Trail Unit of the Vermillion Basin, which is our lowest-cost producing basin. Pursuant to the recently signed Wexpro II Agreement, we are in the process of filing with the Utah and Wyoming utility regulators to include the acquisition in the existing inventory of properties from which Wexpro develops and produces cost-of-service gas supplies for Questar Gas customers. Secondly, on the CNG front, this month Questar Fueling Company opened two new CNG fueling facilities, including the nation's largest in Houston, Texas. That station serves the fleet trucking operations of Swift Transportation and Central Freight Lines, but is also open to other operators as well as the general public. Questar Fueling also opened a large CNG public fueling facility in Topeka, Kan. anchored by Frito-Lay. And thirdly, Questar Pipeline continues to develop services for both the western and eastern segments of our noncore Southern Trails Pipeline seeking to obtain the greatest value from the pipeline for shareholders. The noncash impairment charge for the eastern segment of Southern Trails Pipeline was necessary due to lower current and expected transportation rates, higher operating costs and the failure to reach a definitive agreement in the quarter to sell or recontract capacity on the pipeline. This impairment does not change our objective to realize the highest value from this pipeline. We believe that each of these initiatives offers significant growth potential for Questar.”
Recent highlights include:

•	Questar Gas invested about $18 million in its infrastructure-replacement program in the quarter and $43 million for the year-to-date period.

•	Questar Gas's customer growth rate was 1.4% over the past year.

•	Questar Gas filed a general rate case with the Utah Public Service Commission on July 1, requesting a modest $19 million revenue increase and continuation of its currently authorized ROE of 10.35%.

•	Wexpro's investment base grew by 3% over the past 12 months to $545.9 million, up from $530.0 million last year.

•	Questar Pipeline completed a new gas pipeline augmenting its existing facilities in the Uinta Basin.

•	Questar Fueling continues to develop additional CNG fueling stations, with the Houston and Topeka locations now operational.
Questar Gas
Questar Gas reported a seasonal net loss of $9.0 million, typical for the third quarter, and generated $2.5 million of Adjusted EBITDA compared to a net loss of $9.3 million and Adjusted EBITDA of $2.1 million for the 2012 quarter. Questar Gas, because of the seasonal nature of its business, usually reports losses in the second and third quarters of each year. Changes in Questar Gas margin (revenues less cost of gas sold) are summarized below:

CHANGE IN QUESTAR GAS MARGIN

3 Months Ended September 30, 2013 vs. 2012
(in millions)
Customer growth	$0.4
Customers switching to transportation service	0.5
Infrastructure-replacement cost recovery	0.5
Demand-side-management cost recovery	(0.8)
Recovery of gas-cost portion of bad-debt costs	(0.4)
Alternative fuel tax credit and other	1.0
Increase	$1.2

As of September 30, Questar Gas served nearly 939,000 customers, an increase of more than 13,000 customers, or 1.4% over the past 12 months. Customer growth has generally accelerated over the past few years. New customers increased margin by about $0.4 million for the quarter and $2.5 million for the first nine months of 2013. Combined operating and maintenance (O&M) and general and administrative (G&A) expenses, excluding demand-side-management (DSM) costs, were up 2% to $107 per customer for the nine months ended September 30, 2013, compared to $105 a year earlier. The increase was primarily due to higher employee and corporate allocated costs. Changes in margin from DSM cost-recovery revenues are offset by equivalent changes in the program's expenses.
In the first nine months of 2013, Questar Gas invested $43.4 million in its multi-year infrastructure-upgrade program and is now focused on replacing older high-pressure large-diameter steel pipe in less-populated areas, having completed most urban replacements over the past several years. Questar Gas expects to spend about $55 to $60 million on similar infrastructure upgrades in 2013 and annually for the next several years. An infrastructure-cost-tracking mechanism approved by Utah regulators in 2010 enables the timely inclusion of these expenditures in rate base. Questar Gas recognized about $0.5 million of increased margin under this tracking mechanism in the third quarter and $5.1 million in the first nine months of 2013. This cost-tracking mechanism will be reviewed by Utah regulators as part of the general rate case filed with the Utah Public Service Commission on July 1, 2013. In the rate case filing, Questar Gas requested a $19 million increase in revenues and a continuation of its current 10.35% authorized return on equity. A decision on the case is expected in the first quarter of 2014.

Wexpro
Wexpro grew third-quarter 2013 net income 4% to $27.5 million, compared to $26.4 million in the third quarter of 2012. Adjusted EBITDA grew 1% to $62.2 million in the current quarter versus $61.3 million a year earlier. Wexpro earned a 19.8% after-tax return on its average investment base for the 12 months ended September 30, 2013. Wexpro's investment base at quarter end was $545.9 million, 3% higher than the 2012 quarter end. Revenues from oil and natural gas liquids (NGL) sales increased 23% in the quarter compared to the same period in 2012. Under the terms of the 1981 Wexpro Agreement between Wexpro and the states of Utah and Wyoming, Wexpro recovers its costs and earns an unlevered after-tax return of approximately 20% on its average investment base. Wexpro's oil and NGL revenues are shared with Questar Gas customers. Wexpro's efficient operations have resulted in low finding costs and a cost-of-service gas price on new production that is competitive with market prices. Currently, Wexpro provides about 60% of Questar Gas's annual gas-supply requirement. Wexpro's investment base changes are summarized below:
CHANGE IN WEXPRO INVESTMENT BASE

12 Months Ended September 30, 2013
(in millions)
Beginning investment base	$530.0
Successful development wells	104.1
Depreciation, depletion and amortization	(75.2)
Change in deferred taxes	(13.0)
Ending investment base	$545.9

Wexpro completes Vermillion Basin acquisition
In early September 2013, Wexpro completed its $106.7 million acquisition of an additional 42% working interest in the Trail Unit of the Vermillion Basin in western Wyoming. Wexpro estimates that the acquisition could add about 118 billion cubic feet equivalent (Bcfe) of net proved natural gas reserves, about 45% of which (53 Bcfe) are proved-developed. Proved plus probable and possible reserves attributable to the properties are estimated at 195 Bcfe. In addition to 78 producing wells, Wexpro identified 172 additional well locations for future development.
Under the terms of the Wexpro II Agreement, all Wexpro property acquisitions within the footprint of the original Wexpro Agreement assets must be offered to the public service commissions of Utah and Wyoming for inclusion as “cost-of-service” properties benefiting Questar Gas utility customers. Therefore, Questar Gas is filing applications with the Utah and Wyoming commissions to include the acquired properties for cost-of-service development and production of gas supplies for its gas service customers.
“We are thrilled with the successful completion of this acquisition,” said Jibson. “It adds significantly to our already strong position in one of our lowest-cost and most-successful development areas, with the potential to materially add to the long-term and low-cost gas supplies available to our Utah and Wyoming utility customers.”
Questar Pipeline
In the third quarter of 2013, Questar Pipeline recorded a noncash impairment of its entire investment in the eastern segment of its Southern Trails Pipeline of $80.6 million, or $52.4 million after income taxes. As a result of the strategic review of Southern Trails Pipeline, management has reassessed the outlook for the eastern segment. Current and projected market rates for natural gas transportation between the San Juan Basin and California markets do not cover increasing operating expenses, including right-of-way and pipeline safety costs. Questar Pipeline continues discussions with developers to either purchase the eastern segment of Southern Trails Pipeline or to enter into a long-term contract for capacity on the segment; however, Questar Pipeline was unable to reach a definitive agreement during the quarter.
Questar Pipeline reported third-quarter 2013 earnings before the impairment charge of $14.5 million, down 15% from $17.1 million in the third quarter of 2012. Questar Pipeline generated $43.5 million of Adjusted EBITDA in the quarter and earned a 1.3% ROE (9.9% before the impairment charge) for the 12 months ended September 30, 2013. The drop in adjusted earnings is largely attributable to lower NGL revenue in the quarter and the fact that the same quarter in 2012 included a $1.6 million after-tax gain from asset sales. NGL revenues were down 32% in the third quarter of 2013 compared to the prior-year period, reflecting lower NGL sales volumes. Depreciation and amortization expenses were up 3% in the quarter, reflecting higher property, plant and equipment levels compared to the 2012 period. Combined O&M and G&A costs were down 7% for the recent quarter when compared to the same quarter in 2012, reflecting lower maintenance, processing, communications and share-based compensation costs. These lower costs resulted in O&M and G&A expenses of $0.09 per decatherm transported, compared to $0.10 per decatherm transported in the third quarter of 2012. A summary of changes in Questar Pipeline revenues is provided below:

CHANGE IN QUESTAR PIPELINE REVENUES

3 Months Ended September 30, 2013 vs. 2012
(in millions)
Transportation	$(0.6)
Storage	(0.4)
NGL sales - transportation	1.1
NGL sales - field services	(2.3)
Gathering and processing	(0.3)
Energy services	(0.5)
Other	(0.3)
Decrease	$(3.3)

At September 30, 2013, Questar Pipeline held net firm-transportation contracts totaling 5,020 thousand decatherms (Mdth) per day, up 1% from 4,946 Mdth per day at September 30, 2012. The decrease in transportation revenues for the third quarter of 2013 was driven by a reduced rate on a renewed Southern Trails contract and the transition to summer volumes for Questar Gas's new seasonal transportation contract. Revenues from a new Uinta Basin liquid project partially offset these decreases.
Questar Fueling opens CNG fueling stations in Houston and Topeka
Questar Fueling opened its first two CNG fueling stations this month in Houston, Texas and Topeka, Kan. The Houston CNG station can fuel hundreds of vehicles daily, including 200 natural gas-powered trucks operated by Swift Transportation and Central Freight Lines. This location includes five lanes of high-speed, public-access fueling along with 120 private time-fill spaces where parked trucks can fuel. Swift's and Central's 200 trucks are projected to use about 5 million diesel-gallon equivalents of natural gas per year at the Houston facility. This new Houston CNG facility is the largest in the United States. The Topeka location serves Frito-Lay's and Dart Transit Company's CNG fleets and will also be open to the public. At full capacity, the Topeka location can dispense up to 3 million diesel-gallon equivalents of natural gas per year. In 2014, Questar Fueling has plans to open additional facilities in several locations, including Killingly, Conn.; Dallas and Lancaster, Texas; Kansas City, Kan.; Phoenix, Ariz.; and Salt Lake City, Utah.
“Swift Transportation, Central Freight Lines and Frito-Lay are industry leaders in the adoption of CNG as a transportation fuel for the heavy-duty freight market. I commend them for their foresight in recognizing natural gas as a fuel that could transform the industry. With such abundant supplies of natural gas in America, it's only a matter of time before we see more trucking companies switching fuels to cut costs, increase efficiencies and improve air quality,” said Jibson.
Corporate and other
Corporate and other operations reported net income of $0.2 million in the third quarter of 2013, compared to a net loss of $0.4 million in the third quarter of 2012. The improvement was driven primarily by lower share-based compensation costs, partially offset by corporate income tax adjustments and start-up costs at Questar Fueling Company.
Questar tightens 2013 guidance
    Questar management tightened its 2013 guidance range for adjusted earnings from between $1.12 and $1.20 to a new range of $1.16 to $1.20 per diluted share. “While we are pleased to be performing in line with our expectations and guidance,” Jibson said, “our goal is to consistently outperform. With the Wexpro acquisition, Southern Trails' western segment development, Questar Fueling and other growth opportunities, we intend to do exactly that. Competitive and consistent growth in earnings, dividends and especially Questar's share price will be the ultimate measure of our success. We will provide initial 2014 earnings guidance in our year-end 2013 earnings release. At that time we expect to have more clarity on some key issues such as rate relief, regulatory changes, pension costs, tax policies and interest rates.”
Third-quarter 2013 earnings teleconference
Questar management will discuss third-quarter 2013 results and the outlook for the remainder of 2013 in a conference call with investors Thursday, October 31, beginning at 9:30 a.m. ET. The call can be accessed on the company website at www.questar.com.

About Questar Corporation

Questar is a Rockies-based integrated natural gas company with an enterprise value of about $5.6 billion, operating through three principal subsidiaries:

•	Questar Gas Company provides retail natural gas distribution in Utah, Wyoming and Idaho;

•	Wexpro Company develops and produces natural gas from cost-of-service reserves for Questar Gas customers; and

•	Questar Pipeline Company operates interstate natural gas pipelines and storage facilities in the western U.S. and provides other energy services.

Forward-Looking Statements

This document may contain or incorporate by reference information that includes or is based upon "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Any or all forward-looking statements may turn out to be wrong. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to the following:

•	the risk factors discussed in Part I, Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2012;

•	general economic conditions, including the performance of financial markets and interest rates;

•	changes in energy commodity prices;

•	changes in industry trends;

•	actions of regulators;

•	changes in laws or regulations; and

•	other factors, most of which are beyond Questar's control.

Questar undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on the website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

# # #

For more information, visit Questar's website at www.questar.com.

QUESTAR CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	3 Months Ended		9 Months Ended		12 Months Ended
	September 30,		September 30,		September 30,
	2013	2012	2013	2012	2013	2012
	(in millions, except per-share amounts)
REVENUES
Questar Gas	$89.4	$82.5	$647.8	$578.7	$928.8	$876.5
Wexpro	13.2	9.8	32.0	27.1	41.0	35.5
Questar Pipeline	47.0	49.5	142.3	150.1	195.3	198.7
Total Revenues	149.6	141.8	822.1	755.9	1,165.1	1,110.7

OPERATING EXPENSES
Cost of sales (excluding operating expenses shown separately)	(35.0)	(42.1)	157.4	99.1	250.6	209.5
Operating and maintenance	36.4	36.8	122.2	133.2	169.8	182.5
General and administrative	24.4	29.0	90.2	88.0	123.0	122.6
Retirement incentive	—	—	—	—	4.9	—
Production and other taxes	15.2	11.1	45.2	38.0	55.1	50.3
Depreciation, depletion and amortization	47.4	45.9	143.4	135.6	189.4	177.1
Asset impairment	80.6	—	80.6	—	80.6	—
Total Operating Expenses	169.0	80.7	639.0	493.9	873.4	742.0
Net gain from asset sales	—	2.5	0.1	5.1	0.1	5.0
OPERATING INCOME (LOSS)	(19.4)	63.6	183.2	267.1	291.8	373.7
Interest and other income	3.1	1.7	9.2	5.7	10.5	7.2
Income from unconsolidated affiliate	0.9	1.0	2.8	2.8	3.7	3.7
Interest expense	(13.9)	(14.5)	(42.7)	(44.3)	(56.3)	(57.0)
INCOME (LOSS) BEFORE INCOME TAXES	(29.3)	51.8	152.5	231.3	249.7	327.6
Income taxes	10.1	(18.0)	(59.4)	(83.1)	(92.8)	(117.8)
NET INCOME (LOSS)	$(19.2)	$33.8	$93.1	$148.2	$156.9	$209.8

EARNINGS (LOSS) PER COMMON SHARE
Basic	$(0.11)	$0.20	$0.53	$0.84	$0.89	$1.18
Diluted	$(0.11)	$0.19	$0.53	$0.83	$0.89	$1.18
Weighted-average common shares outstanding
Used in basic calculation	175.5	175.4	175.4	177.0	175.5	177.2
Used in diluted calculation	175.5	176.5	176.1	178.1	176.1	178.3
Dividends per common share	$0.18	$0.17	$0.53	$0.495	$0.70	$0.6575

QUESTAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	3 Months Ended		9 Months Ended		12 Months Ended
	September 30,		September 30,		September 30,
	2013	2012	2013	2012	2013	2012
	(in millions)
Net income (loss)	$(19.2)	$33.8	$93.1	$148.2	$156.9	$209.8
Other comprehensive income (loss):
Pension and other postretirement benefits	9.0	6.6	24.7	19.8	(28.1)	(150.6)
Interest rate cash flow hedges	0.1	0.2	0.4	0.4	0.4	(0.6)
Change in fair value of long-term investment	—	0.1	(0.1)	0.1	(0.1)	0.1
Income taxes	(3.4)	(2.8)	(9.4)	(7.9)	10.8	57.7
Net other comprehensive income (loss)	5.7	4.1	15.6	12.4	(17.0)	(93.4)
COMPREHENSIVE INCOME (LOSS)	$(13.5)	$37.9	$108.7	$160.6	$139.9	$116.4

QUESTAR CORPORATION
OPERATIONS BY LINE OF BUSINESS
(Unaudited)

	3 Months Ended		9 Months Ended		12 Months Ended
	September 30,		September 30,		September 30,
	2013	2012	2013	2012	2013	2012
	(in millions)
Revenues from Unaffiliated Customers
Questar Gas	$89.4	$82.5	$647.8	$578.7	$928.8	$876.5
Wexpro	13.2	9.8	32.0	27.1	41.0	35.5
Questar Pipeline	47.0	49.5	142.3	150.1	195.3	198.7
Total	$149.6	$141.8	$822.1	$755.9	$1,165.1	$1,110.7

Revenues from Affiliated Companies
Questar Gas	$0.2	$0.5	$0.6	$2.3	$0.8	$3.4
Wexpro	68.1	69.3	215.2	204.6	284.7	271.8
Questar Pipeline	17.6	18.4	54.8	55.2	74.0	73.8
Total	$85.9	$88.2	$270.6	$262.1	$359.5	$349.0

Operating Income (Loss)
Questar Gas	$(11.2)	$(10.7)	$55.3	$52.6	$95.6	$90.1
Wexpro	40.7	41.0	121.9	117.9	162.1	155.3
Questar Pipeline	(52.6)	32.6	5.7	95.2	34.5	126.2
Corporate and other	3.7	0.7	0.3	1.4	(0.4)	2.1
Total	$(19.4)	$63.6	$183.2	$267.1	$291.8	$373.7

Net Income (Loss)
Questar Gas	$(9.0)	$(9.3)	$26.8	$23.3	$50.6	$43.5
Wexpro	27.5	26.4	82.2	76.5	109.6	100.1
Questar Pipeline	(37.9)	17.1	(7.6)	49.8	7.3	67.0
Corporate and other	0.2	(0.4)	(8.3)	(1.4)	(10.6)	(0.8)
Total	$(19.2)	$33.8	$93.1	$148.2	$156.9	$209.8

QUESTAR CORPORATION
SELECTED OPERATING STATISTICS
(Unaudited)

	3 Months Ended		9 Months Ended		12 Months Ended
	September 30,		September 30,		September 30,
	2013	2012	2013	2012	2013	2012
QUESTAR GAS
Natural gas volumes (MMdth)
Residential and commercial sales	7.2	7.3	75.4	64.3	107.3	101.7
Industrial sales	1.1	1.2	3.2	3.6	4.3	4.9
Transportation for industrial customers	16.3	15.4	45.9	45.8	62.1	60.0
Total industrial	17.4	16.6	49.1	49.4	66.4	64.9
Total deliveries	24.6	23.9	124.5	113.7	173.7	166.6

Natural gas revenue (per dth)
Residential and commercial sales	$9.86	$9.27	$7.87	$8.22	$7.95	$7.94
Industrial sales	$6.53	$4.93	$6.27	$5.16	$6.67	$5.40
Transportation for industrial customers	$0.24	$0.21	$0.23	$0.19	$0.22	$0.19
Colder (warmer) than normal temperatures	(38%)	(90%)	11%	(16%)	—%	(9%)
Temperature-adjusted usage per customer (dth)	7.1	7.1	71.0	73.5	105.9	110.0
Customers at September 30, (thousands)	939	925

WEXPRO
Production volumes
Natural gas - cost-of-service deliveries (Bcf)	13.3	14.6	43.5	43.9	57.0	57.3
Natural gas - sales (Bcf)	0.4	—	0.4	—	0.5	—
Oil and NGL (Mbbl)	147	164	458	483	640	640
Natural gas average sales price (per Mcf)	$3.65	$—	$3.64	$—	$3.59	$—
Oil and NGL average sales price (per bbl)	$92.52	$77.70	$86.05	$82.10	$83.61	$81.90
Investment base at September 30, (in millions)	$545.9	$530.0

QUESTAR PIPELINE
Natural gas-transportation volumes (MMdth)
For unaffiliated customers	193.5	202.1	565.3	581.4	769.3	753.7
For Questar Gas	15.0	17.5	81.7	83.8	105.1	112.3
Total transportation	208.5	219.6	647.0	665.2	874.4	866.0

Transportation revenue (per dth)	$0.23	$0.22	$0.22	$0.22	$0.22	$0.23
Net firm-daily transportation demand at September 30, (Mdth)	5,020	4,946
Natural gas processing
NGL sales (Mbbl)	42	69	127	201	179	239
NGL average sales price (per bbl)	$59.01	$55.73	$58.66	$62.13	$58.31	$63.95

QUESTAR CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	September 30,	December 31,
	2013	2012	2012
	(in millions)
ASSETS
Current Assets
Cash and cash equivalents	$—	$—	$16.8
Accounts and notes receivable, net	58.0	60.0	114.3
Unbilled gas accounts receivable	11.7	10.6	78.3
Inventories	83.4	87.8	63.5
Prepaid expenses and other	6.0	6.5	13.1
Current regulatory assets	49.3	56.8	46.7
Deferred income taxes - current	8.8	6.5	13.0
Total Current Assets	217.2	228.2	345.7
Property, Plant and Equipment	5,583.8	5,244.4	5,333.3
Accumulated depreciation, depletion and amortization	(2,088.8)	(1,983.2)	(2,016.3)
Net Property, Plant and Equipment	3,495.0	3,261.2	3,317.0
Investment in unconsolidated affiliate	25.8	26.8	26.5
Noncurrent regulatory and other assets	72.2	66.2	67.9
TOTAL ASSETS	$3,810.2	$3,582.4	$3,757.1

LIABILITIES AND COMMON SHAREHOLDERS' EQUITY
Current Liabilities
Checks outstanding in excess of cash balances	$1.6	$5.4	$—
Short-term debt	355.0	263.0	263.0
Accounts payable and accrued expenses	211.6	215.6	235.2
Current regulatory liabilities	1.8	4.3	5.8
Current portion of long-term debt and capital lease obligation	0.8	109.2	42.7
Total Current Liabilities	570.8	597.5	546.7
Long-term debt and capital lease obligation, less current portion	1,136.1	988.9	1,138.2
Deferred income taxes	645.9	563.5	603.4
Noncurrent regulatory and other liabilities	398.8	382.9	433.2
COMMON SHAREHOLDERS' EQUITY
Common Shareholders' Equity	1,058.6	1,049.6	1,035.6
TOTAL LIABILITIES AND COMMON SHAREHOLDERS' EQUITY	$3,810.2	$3,582.4	$3,757.1

QUESTAR CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	9 Months Ended
	September 30,
	2013	2012
	(in millions)
OPERATING ACTIVITIES
Net income	$93.1	$148.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	148.7	141.3
Deferred income taxes	37.2	65.1
Asset impairment	80.6	—
Share-based compensation	7.7	7.5
Net (gain) from asset sales	(0.1)	(5.1)
(Income) from unconsolidated affiliate	(2.8)	(2.8)
Distributions from unconsolidated affiliate and other	4.2	3.7
Changes in operating assets and liabilities	55.4	28.1
NET CASH PROVIDED BY OPERATING ACTIVITIES	424.0	386.0

INVESTING ACTIVITIES
Property, plant and equipment	(287.4)	(276.1)
Wexpro acquisition	(106.7)	—
Cash used in disposition of assets	(3.1)	(2.5)
Proceeds from disposition of assets	0.6	4.5
NET CASH USED IN INVESTING ACTIVITIES	(396.6)	(274.1)

FINANCING ACTIVITIES
Common stock	(2.0)	(67.8)
Long-term debt issuance costs	(1.7)	—
Long-term debt and capital lease obligation repaid	(42.6)	(25.6)
Change in short-term debt	92.0	44.0
Checks outstanding in excess of cash balances	1.6	5.4
Dividends paid	(93.0)	(87.6)
Tax benefits from share-based compensation	1.5	8.1
NET CASH USED IN FINANCING ACTIVITIES	(44.2)	(123.5)
Change in cash and cash equivalents	(16.8)	(11.6)
Beginning cash and cash equivalents	16.8	11.6
Ending cash and cash equivalents	$—	$—

QUESTAR CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

In addition to financial measures calculated in accordance with generally accepted accounting principles (GAAP), this press release contains non-GAAP financial measures. The Company believes that these non-GAAP financial measures are useful to investors because they provide alternative methods for assessing the Company's ongoing operating results. The Company's management uses these non-GAAP financial measures for the same purpose, and for planning and forecasting purposes. The presentation of non-GAAP financial measures is not meant to be a substitute for financial measures calculated in accordance with GAAP.

1. Management believes that net income, diluted earnings per common share and return on average common equity (ROE) before the third quarter 2013 impairment of the eastern segment of Questar Pipeline's Southern Trails Pipeline are useful measures to assess ongoing results of operations because of the one-time nature of the charge.

The following table reconciles GAAP net income (loss) and diluted earnings (loss) per common share to non-GAAP adjusted earnings and diluted earnings per common share before the third quarter 2013 impairment of the eastern segment of Southern Trails Pipeline for the three, nine and 12 months ended September 30, 2013. The table also reconciles GAAP ROE to non-GAAP adjusted ROE before the impairment charge for the 12 months ended September 30, 2013.

	Questar Consolidated			Questar Pipeline
	3 Months Ended	9 Months Ended	12 Months Ended	3 Months Ended	9 Months Ended	12 Months Ended
	September 30, 2013			September 30, 2013
	(in millions, except earnings per share)
Net income (loss) [1]	$(19.2)	$93.1	$156.9	$(37.9)	$(7.6)	$7.3
Asset impairment charge	80.6	80.6	80.6	80.6	80.6	80.6
Income taxes on asset impairment charge	(28.2)	(28.2)	(28.2)	(28.2)	(28.2)	(28.2)
After-tax asset impairment charge	52.4	52.4	52.4	52.4	52.4	52.4
Adjusted earnings before asset impairment charge [3]	$33.2	$145.5	$209.3	$14.5	$44.8	$59.7

EARNINGS (LOSS) PER COMMON SHARE
Diluted earnings (loss) per share	$(0.11)	$0.53	$0.89
Diluted loss per share attributable to asset impairment	0.30	0.30	0.30
Adjusted diluted earnings per share before asset impairment	$0.19	$0.83	$1.19
Weighted-average common shares outstanding
Used in diluted calculation	175.5	176.1	176.1
Dilutive shares attributable to add-back of impairment charge	0.4	—	—
Adjusted weighted-average diluted shares before impairment charge	175.9	176.1	176.1

Return on Average Common Equity
Average common shareholders' equity [2]			$1,054.1			$579.2
Change in average shareholders' equity attributable to asset impairment			26.2			26.2
Average common shareholders' equity before asset impairment [4]			$1,080.3			$605.4

Return on average common equity [1] ÷ [2]			14.9%			1.3%
Change in ROE attributable to asset impairment charge			4.5%			8.6%
Adjusted ROE before asset impairment charge [3] ÷ [4]			19.4%			9.9%

2. Management defines Adjusted EBITDA as net income (loss) before the following items: interest expense, income taxes, depreciation, depletion and amortization, net gain or loss from asset sales, abandonments and impairments, and other special items. Management believes Adjusted EBITDA is an important measure of the Company's financial performance and a key measure for comparing results to other companies.

The following table reconciles Questar's net income (loss) to Adjusted EBITDA for the three months ended September 30, 2013:

	Questar Consolidated	Questar Gas	Wexpro	Questar Pipeline	Corporate, Other
	(in millions)
Net income (loss)	$(19.2)	$(9.0)	$27.5	$(37.9)	$0.2
Interest expense	13.9	5.3	0.1	6.5	2.0
Income taxes	(10.1)	(6.2)	14.5	(19.7)	1.3
Depreciation, depletion and amortization	47.4	12.4	20.1	14.0	0.9
Asset impairment	80.6	—	—	80.6	—
Adjusted EBITDA	$112.6	$2.5	$62.2	$43.5	$4.4

The following table reconciles Questar's net income (loss) to Adjusted EBITDA for the three months ended September 30, 2012:

	Questar Consolidated	Questar Gas	Wexpro	Questar Pipeline	Corporate, Other
	(in millions)
Net income (loss)	$33.8	$(9.3)	$26.4	$17.1	$(0.4)
Interest expense	14.5	5.8	—	6.6	2.1
Income taxes	18.0	(5.8)	14.9	9.9	(1.0)
Depreciation, depletion and amortization	45.9	11.4	20.0	13.6	0.9
Net (gain) from asset sales	(2.5)	—	—	(2.5)	—
Adjusted EBITDA	$109.7	$2.1	$61.3	$44.7	$1.6